Exhibit 99.1

For Immediate Release	For more information contact:
Monday, November 10, 2008	Frank T. Kane, Executive Vice President
Chromcraft Revington, Inc.
Reports Third Quarter and Nine Months Results
West Lafayette, Indiana, November 10, 2008 — Chromcraft Revington, Inc. (AMEX:CRC) today reported consolidated sales for the three months ended September 27, 2008 of $23,071,000, representing an 18.8% decrease as compared to sales of $28,412,000 for the year earlier period. Net loss for the three months ended September 27, 2008 was $10,167,000, or $2.23 loss per share, as compared to a loss of $2,081,000, or $.46 loss per share, for the prior year period. For the nine months ended September 27, 2008, consolidated sales were $76,139,000, representing a 19.9% decrease from sales of $95,028,000 for the year ago period. Net loss for the first nine months of 2008 was $18,450,000, or $4.04 loss per share, as compared to $6,560,000, or $1.46 loss per share, in the prior year period.
Sales for the third quarter of 2008 were lower as compared to the prior year period primarily due to a weak economic environment, competitive pressure from imports, restructuring activities and unsuccessful product introductions. Residential furniture shipments decreased in all categories as compared to the year earlier periods. Commercial furniture sales increased in the third quarter of 2008 as compared to the prior year period primarily due to higher shipments of seating products.
Gross margin for the three months ended September 27, 2008 as compared to the prior year period was negatively impacted by asset impairment charges, restructuring costs, the lower sales volume and competitive pressure from the globalization of the residential furniture market. Selling, general and administrative expenses were lower in the third quarter of 2008 as compared to the year earlier period primarily due to a decrease in compensation and selling related expenses.
Asset impairment and restructuring charges include expected costs related to the closure of the Company’s Lincolnton, North Carolina furniture manufacturing operation by November 29, 2008 and the Lincolnton warehousing and distribution operations in the first half of 2009. The Company plans to sell its buildings and equipment in Lincolnton and lay off approximately 185 employees at this site. Warehousing and distribution operations at Lincolnton will be consolidated into existing distribution centers. As previously reported, the Company also closed its Delphi, Indiana furniture manufacturing operation on May 30, 2008 and converted this site to a warehouse and distribution facility. Restructuring activities and related charges for the Delphi site were substantially completed in the third quarter of 2008. Dining room and occasional furniture manufactured at the Lincolnton and Delphi facilities are being outsourced.

Beginning in the third quarter of 2008, the Company reorganized its management by replacing its CEO and senior managers in sales, marketing, operations and supply chain, and eliminated various salaried positions. Severance related costs in connection with the management reorganization are included in restructuring expenses as termination benefits.
Total asset impairment and restructuring expenses for the three and nine months ended September 27, 2008 were $6,631,000 and $8,647,000, respectively. For the three months ended September 27, 2008, the Company recorded an asset impairment charge of $4,400,000 to record buildings and equipment at expected fair value. Restructuring expenses for the third quarter 2008 include a $1,901,000 write-down of raw and in-process inventories to anticipated net realizable value and a $330,000 charge for termination benefits and exit and disposal costs. The Company expects to incur total asset impairment and restructuring expenses of $9,680,000 for the restructuring activities implemented in 2008. A portion of these charges and expenses, resulting in cash expenditures of approximately $2,650,000, do not include expected cash proceeds from restructuring asset sales of approximately $3,965,000.
After completing the 2008 restructuring activities, the Company will be manufacturing and distributing dining room and commercial furniture from its Senatobia, Mississippi facility; warehousing and distributing occasional and bedroom furniture from its Delphi, Indiana facility; operating a product quality and sourcing office in Dongguan, China; and performing administrative and finance functions at its corporate headquarters office in West Lafayette, Indiana.
The Company’s residential furniture business is being negatively impacted by the globalization of furniture manufacturing. In 2006, the Company began reducing its furniture manufacturing operations and shifting the products manufactured at these facilities to overseas suppliers. Additional transition costs, reduced revenue, increased operating expenses, restructuring charges and asset impairments may occur as the Company continues its transition.
Commenting on these results, Ronald H. Butler, the Chairman and Chief Executive Officer of the Company, said that the restructuring activities implemented in 2008 are necessary to position the Company to compete more effectively in the global furniture marketplace. He added that the Company is responding to the current weak business environment by implementing spending controls and overhead expense reductions in personnel. He said that management is also focusing on business improvements in supply chain, product development and sales related activities.
Butler pointed out that the Company has several sources of cash and liquidity to complete its business transition and fund its short-term future operating activities.

•	At September 27, 2008, the Company has unused borrowing capacity of approximately $14,231,000 under a bank line of credit.

•	The Company expects to receive asset sale proceeds of approximately $3,300,000 in 2009 from the sale of its Lincolnton, North Carolina buildings, machinery and equipment.

•	At September 27, 2008, the Company has refundable income taxes of $3,462,000, primarily from net operating loss carrybacks, which are expected to be received in the fourth quarter of 2008.

•	The Company plans to sell excess inventories and generate cash of approximately $3,000,000 in 2009.

•	Future capital spending for information technology upgrades will be delayed to 2010.
Looking forward, Butler said that 2008 fourth quarter results will be negatively impacted by restructuring expenses primarily for termination benefits and exit related costs in connection with the Lincolnton plant shutdown. He also pointed out that the weak retail and general economic environment is expected to slow fourth quarter shipments.
Chromcraft Revington businesses design, manufacture and market residential and commercial furniture throughout North America. The Company wholesales its residential furniture products under the CR Home banner with “Chromcraft,” “Peters-Revington,” “Silver Furniture,” “Cochrane” and “Sumter Cabinet” brand names. It sells commercial furniture under the Chromcraft brand name.
This release contains forward-looking statements that are based on current expectations and assumptions. These forward-looking statements can be generally identified as such because they include future tense or dates, or are not historical or current facts, or include words such as “believes,” “may,” “expects,” “intends,” “plans,” “anticipates,” or words of similar import. Forward-looking statements are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected, or anticipated as of the date of this release.

Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated are general economic conditions, including the weak retail environment; current difficult general economic conditions; import and domestic competition in the furniture industry; ability of the Company to execute its business strategies, implement its new business model and successfully complete its business transition; supply disruptions with products manufactured in China; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; changes in relationships with customers; customer acceptance of existing and new products; new and existing home sales; financial viability of the Company’s customers and their ability to continue or increase product orders; other factors that generally affect business; and certain risks as set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarter ended September 27, 2008.
The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.
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Condensed Consolidated Statements of Operations (unaudited)
Chromcraft Revington, Inc.
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 27,	September 29,	September 27,	September 29,
	2008	2007	2008	2007

Sales	$23,071	$28,412	$76,139	$95,028

Cost of sales	26,683	24,661	73,255	83,498

Gross margin (expense)	(3,612)	3,751	2,884	11,530

Selling, general and administrative expenses	6,225	7,128	20,829	22,160

Operating loss	(9,837)	(3,377)	(17,945)	(10,630)

Interest income (expense), net	(128)	10	(303)	50

Loss before income tax benefit (expense)	(9,965)	(3,367)	(18,248)	(10,580)

Income tax benefit (expense)	(202)	1,286	(202)	4,020

Net loss	$(10,167)	$(2,081)	$(18,450)	$(6,560)

Loss per share of common stock
Basic	$(2.23)	$(.46)	$(4.04)	$(1.46)
Diluted	$(2.23)	$(.46)	$(4.04)	$(1.46)

Shares used in computing loss per share
Basic	4,561	4,510	4,568	4,493
Diluted	4,561	4,510	4,568	4,493

Condensed Consolidated Balance Sheets (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	September 27,	December 31,
	2008	2007

Assets

Cash and cash equivalents	$—	$8,785
Accounts receivable	12,876	12,187
Refundable income taxes	3,462	4,325
Inventories	24,059	24,455
Assets held for sale	—	455
Prepaid expenses and other	1,005	1,266

Current assets	41,402	51,473

Property, plant and equipment, net	12,288	17,456
Other assets	614	805

Total assets	$54,304	$69,734

Liabilities and Stockholders’ Equity

Accounts payable	$5,395	$5,137
Accrued liabilities	6,269	6,047

Current liabilities	11,664	11,184

Bank debt	2,818	—
Deferred compensation	955	1,289
Other long-term liabilities	982	997

Total liabilities	16,419	13,470

Stockholders’ equity	37,885	56,264

Total liabilities and stockholders’ equity	$54,304	$69,734

Condensed Consolidated Statements of Cash Flows (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	Nine Months Ended
	September 27,	September 29,
	2008	2007

Operating Activities
Net loss	$(18,450)	$(6,560)
Adjustments to reconcile net loss to cash used in operating activities
Depreciation and amortization expense	1,175	1,407
Deferred income taxes	202	451
(Gain) loss on disposal of assets	8	(341)
Non-cash ESOP compensation expense	221	425
Non-cash stock compensation expense	28	237
Provision for doubtful accounts	641	245
Non-cash inventory write-downs	4,880	3,113
Non-cash asset impairment charges	4,610	1,100
Changes in operating assets and liabilities
Accounts receivable	(1,330)	3,456
Refundable income taxes	661	(4,323)
Inventories	(4,484)	(1,468)
Prepaid expenses and other	261	(7)
Accounts payable and accrued liabilities	480	(1,374)
Long-term deferred compensation	(334)	(621)
Other long-term liabilities and assets	176	(326)

Cash used in operating activities	(11,255)	(4,586)

Investing Activities
Capital expenditures	(1,290)	(538)
Proceeds on disposal of assets	1,120	4,489

Cash provided by (used in) investing activities	(170)	3,951

Financing Activities
Net borrowing under a bank revolving credit line	2,818	—
Stock repurchase from related party	(156)	—
Purchase of common stock by ESOP trust	(22)	(36)

Cash provided by (used in) financing activities	2,640	(36)

Change in cash and cash equivalents	(8,785)	(671)

Cash and cash equivalents at beginning of the period	8,785	8,418

Cash and cash equivalents at end of the period	$—	$7,747